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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Income Opportunity Realty Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INCOME OPPORTUNITY REALTY INVESTORS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 16, 2004

     Income Opportunity Realty Investors, Inc. will hold its Annual Meeting of Stockholders on Thursday, September 16, 2004 at 2:15 p.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The purpose of the meeting is to:

• Elect a Board of five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly-elected and qualified.

• Ratify the appointment of Swalm & Associates, P.C. as independent auditors.

• Act upon such other matters as may properly be presented at the Annual Meeting.

     Only Stockholders of record at the close of business on July 30, 2004 will be entitled to vote at the meeting.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope provided or vote by telephone or through the designated internet site. Your completed proxy or your telephone or internet vote will not prevent you from attending the meeting and voting in person should you choose.

     Dated: July 30, 2004.

By order of the Board of Directors,

/s/ Louis J. Corna
Louis J. Corna
Executive Vice President, General Counsel,
Tax Counsel and Secretary

INCOME OPPORTUNITY REALTY INVESTORS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 16, 2004

     The Board of Directors of Income Opportunity Realty Investors, Inc. (the “Company“or “we” or “us”) is soliciting proxies to be used at the 2004 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution of this Proxy Statement and a Proxy Form is scheduled to begin on August 5, 2004. The mailing address of the Company’s principal executive offices is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

About the Meeting

Who Can Vote

     Record holders of Common Stock of the Company at the close of business on July 30, 2004 (the “Record Date”) may vote at the Annual Meeting. On that date, 1,438,945 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How Can You Vote

     If you return your signed proxy or vote by telephone or the internet before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal to ratify the selection of auditors.

     If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2.

Revocation of Proxies

     You may revoke your proxy at any time before it is exercised by (a) delivering a written notice of revocation to the Corporate Secretary, (b) delivering another proxy that is dated later than the original proxy, or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

Vote Required

     The holders of a majority of the shares entitled to vote who are either present in person or represented by a proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of July 30, 2004, there were 1,438,945 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least 719,473 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

     A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     For the other proposal, the affirmative vote of the holders of a majority of the shares representing in person or by proxy entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     As of the Record Date, two affiliates held 1,140,101 shares representing approximately 79.2% of the shares outstanding. These two affiliates have advised the Company that they currently intend to vote all of their shares in favor of the approval of both proposals.

     If you received multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Other Matters to be Acted Upon at the Annual Meeting

     We do not know of any other matters to be validly presented or acted upon at the Annual Meeting. Under our Bylaws, no business besides that stated in the Annual Meeting Notice may be transacted at any meeting of stockholders. If any other matter is presented at the Annual Meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

     The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions

     You may call our Investor Relations Department at 469-522-4245 if you have any questions.

PLEASE VOTE - YOUR VOTE IS IMPORTANT

Corporate Governance and Board Matters

     The affairs of the Company are managed by the Board of Directors. The Directors are elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serve until the next annual meeting of stockholders or until a successor has been elected or approved.

     After December 31, 2003, a number of changes occurred in the composition of the Board of Directors of the Company, the creation of certain Board Committees, the adoption of Committee charters, the adoption of a Code of Ethics for Senior Financial Officers and the adoption of Guidelines for Director Independence. Also, the composition of the members of the Board of Directors changed with the resignations of Henry A. Butler (July 1, 2003), Earl D. Cecil (February 29, 2004) and Martin L. White (March 15, 2004), as well as the election of Ken L. Joines as a Director in July 2003, and independent Directors, David E. Allard and Peter L. Larsen on February 20, 2004, and Robert A. Jakuszewski on March 16, 2004. Additionally, on June 2, 2003, Basic Capital Management, Inc. (“BCM”) sold a total of 781,773 shares of Common Stock of the Company (approximately 54.3% of the outstanding) as a “block” to Syntek West, Inc. (“SWI”). SWI also purchased 12,600 shares of Common Stock of the Company in open market purchase transactions which increased SWI’s ownership to 794,223 shares (approximately 55.2% of the outstanding shares). On June 30, 2003, SWI replaced BCM as the contractual advisor to the Company.

Current members of the Board

     The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Governance and
		Compensation	Nominating
Director	Audit Committee	Committee	Committee
Ted P. Stokley
David E. Allard	Chair	✓	✓
Robert A. Jakuszewski	✓	✓	✓
Ken L. Joines
Peter L. Larsen	✓	Chair	Chair

Role of the Board’s Committees

     The Board of Directors has standing Audit, Compensation and Governance and Nominating Committees.

     Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee is attached to this proxy statement as Appendix I, and is available on the Company’s Investor Relations website (www.incomeopp-realty.com). The Audit Committee was formed on February 20, 2004, and the Board selected the current members of the Audit Committee for the coming year, as shown above. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the American Stock Exchange and the Company’s Corporate Governance Guidelines. Mr. Allard, a member of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the American Stock Exchange. The predecessor Audit Committee met four times during 2003.

     Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.incomeopp-realty.com). On March 22, 2004, the Board selected the members of the Governance and Nominating Committee for the coming year, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Company’s Corporate Governance Guidelines.

     Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and to monitor the development and implementation of succession plans for the principal executive officer and other key executives and make recommendations to the Board with respect to such plans. The charter of the Compensation Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.incomeopp-realty.com). On March 22, 2004, the Board selected the members of the Compensation Committee for the coming year as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation Committee is to be comprised of at least two directors who are independent of management and the Company.

Presiding Director

     In March 2004, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

     Director Peter L. Larsen will serve in this position during fiscal 2004, and in March 2004, the non-management members of the Board designated him to serve in this position until the Company’s 2004 annual meeting of stockholders.

Selection of nominees for the Board

     The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s bylaws relating to stockholder nominations.

     Once the Governance and Nominating Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and, attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s stockholders, employees, customers, guests and communities; and

•	the willingness of the prospective nominee to meet any minimum equity interest holding guideline.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

     The Bylaws of the Company provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholders’ intention to make such nomination has been delivered personally to, or has been mailed to and received by the Secretary at the principal office of the Company not later than 35 nor more than 60 days prior to the date of the meeting. If a stockholder has a suggestion for candidates for election, the stockholder should follow this procedure. Each notice from a stockholder must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

Determinations of directors independence

     In February 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted during the year by the American Stock Exchange. The full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.incomeopp-realty.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.

     Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

     As a result of this review, the Board affirmatively determined of the then directors, Messrs. Allard, Jakuszewski and Larsen are each independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines.

Board meetings during fiscal 2003

     The Board met six times during fiscal 2003. Each director attended all of the meetings of the Board and Committees on which he served. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy an attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and Committees of which he or she is a member.

Directors’ compensation

     Each non-employee director receives an annual retainer of $15,000 plus reimbursement for expenses. The Chairman of the Board receives an additional fee of $1,500 per year. The members of the Audit Committee receive a fee of $250 for each Committee meeting attended. In addition, each independent director receives an additional fee of $1,000 per day for any special services rendered by him to the Company outside of his or ordinary duties as a director plus reimbursement of expenses. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company-business related expenses. Directors who are also employees of the Company or its Advisor receive no additional compensation for service as a director.

     During 2003, $53,000 was paid to the non-employee directors in total directors’ fees for all services, including the annual fee for service during the period from January 1, 2003 through December 31, 2003. Those fees received by directors were Earl D. Cecil ($17,250), Ted P. Stokely ($18,750) and Martin L. White ($17,000).

Stockholders communication with the Board

     Stockholders and other parties interested in communicating directly with the presiding director or with the non-Management directors as a group may do so by writing to David E. Allard, Director, One Dallas Centre, 350 St. Paul Street, Suite 3000, Dallas, Texas 75201. Effective March 22, 2004, the Governance and Nominating Committee of the Board also approved a process for handling letters received by the Company and addressed to members of the Board but received at the Company. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics

     The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees (including those of the Contractual Advisor). In addition, the Company has adopted a code of ethics entitled “Code of Ethics for Senior Financial Officers” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and Controller. The text of both documents is available on the Company’s Investor Relations website (www.incomeopp-realty.com). The Company intends to post amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

Compliance With Section 16(a) of Reporting Requirements

     Section 16(a) under the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons holding 10% or more of the Company’s shares of Common Stock are required to report their ownership of the Company’s shares of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”) on specified report forms. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during each fiscal year. All of these filing requirements were satisfied by the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock during the fiscal year ended December 31, 2003. In making these statements, the Company has relied upon the written representations of its directors and executive officers and the holders of 10% or more of the Company’s Common Stock and copies of the reports that each has filed with the Commission.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock as of the close of business on July 30, 2004.

	Amount and Nature
	of Beneficial	Approximate Percent
Name and Address of Beneficial Owner	Ownership*	of Class**
Syntek West, Inc.
1755 Wittington Place, Suite 340
Dallas, Texas 75234	794,223	55.2%

Transcontinental Realty Investors, Inc.
1800 Valley View Lane, Suite 300
Dallas, Texas 75234	345,728	24.0%

Security Ownership of Management

     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate for the directors and executive officers of the Company as of the close of business on July 30, 2004:

Name and Address of	Amount and Nature of		Approximate Percent
Beneficial Owner	Beneficial Ownership*		of Class**
David E. Allard	-0-		—
Mark W. Branigan	345,728	(1)	24.0%
Henry A. Butler	345,728	(1)	24.0%
Louis J. Corna	345,728	(1)	24.0%
Sharon Hunt	345,728	(1)	24.0%
Robert A. Jakuszewski	-0-		—
Ken L. Joines	794,223	(2)	55.2%
J.C. Lowenberg III	345,728	(1)	24.0%
Peter L. Larsen	-0-		—
Ted R. Munselle	345,728	(1)	24.0%
Gene E. Phillips	794,223	(2)	55.2%
Ted P. Stokely	345,728	(1)	24.0%
Martin L. White	345,728	(1)	24.04%
All directors and executive officers as a group (12 people)	1,139,951(1	)(2)	79.2%

* “Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security, or any combination thereof.

** Percentages are based upon 1,438,945 shares of Common Stock outstanding at July 30, 2004.

     (1) Includes 345,728 shares owned by Transcontinental Realty Investors, Inc. (“TCI”), of which the directors and executive officers of TCI may be deemed to be the beneficial owners by virtue of their positions as directors and executive officers. Each of the directors (Messrs. Butler, Munselle, Stokely and White and Ms. Hunt) and executive officers (Messrs. Branigan, Corna and Lowenberg) of TCI disclaim beneficial ownership of such shares.

     (2) Includes 794,223 shares owned by SWI, of which the directors and executive officers of SWI (Messrs. Joines and Phillips) may be deemed to be the beneficial owners by virtue of their positions as directors and executive officers of SWI.

PROPOSAL 1

ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2005 Annual Meeting. All of the nominees for director are now serving as directors. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. If any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute director.

     The nominees for directors are listed below, together with their ages, terms of service, all positions and offices with the Company or the Company’s advisor, SWI, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation “affiliated” when used below with respect to a director means that the director is an officer, director or employee of the Company or the advisor.

     David E. Allard, 45

     Executive Vice President (since 2003) of Internet America, Inc. Mr. Allard was Chief Operating Officer (2000-2002) of Primedia Workplace Learning; Executive Vice President and Chief Financial Officer (1999-2000) of E-Train; Special Advisor (1998-1999) of Thayer Capital Partners; Chief Operating Officer (1997-1998) of Career Track, Inc. (a TCI subsidiary); Senior Vice President and Vice President - Business Development (1992-1996) of Westcott Communications, Inc.; Partner (1985-1992) of Farmer and Allard, P.C. (a CPA firm); Audit Manager/CPA (1983-1985) of Grant Thornton LLP (a CPA firm). Mr. Allard was elected as a director of the Company on February 20, 2004.

     Robert A. Jakuszewski, 41

     Vice President - Sales and Marketing (since September 1998) of New Horizons Communications, Inc. Mr. Jakuszewski was a Consultant (01/1998-09/1998) for New Horizon Communications, Inc.; Regional Sales Manager (1996-1998) of Continental Funding; Territory Manager (1992-1996) of Sigvaris, Inc.; Senior Sales Representative (1988-1992) of Mead Johnson Nutritional Division, USPNG; Sales Representative (1986-1987) of Muro Pharmaceutical, Inc. Mr. Jakuszewski was elected a director of the Company on March 16, 2004.

     Ken L. Joines, 36 (Affiliated)

     Executive Vice President and Chief Financial Officer (since July 15, 2004) of the Company; Vice President, Secretary and Treasurer (since March 2001) of SWI, an administrative services company and the advisor to the Company. Owner/Operator (since September 1998) of Joines & Associates (a financial consulting company, subcontractor of Whitson Management Group); Financial Consultant (1996-1998) of Whitson Financial/Whitson Management Group. Mr. Joines has been a director of the Company since July 2003.

     Peter L. Larsen, 62

     Mr. Larsen has been involved in the commercial real estate industry since 1972. From 1996 through 2002, he was Senior Vice President of Acquisitions of Tarragon Corporation (formerly Tarragon Realty Investors, Inc.), and its predecessors, a publicly-held real estate entity, the common stock of which is traded on the NASDAQ National Market. Since 1992, Mr. Larsen has also been a director of four Texas non-profit corporations which own 545 apartment units and are overseeing the development of a multi-million dollar retirement center in Coppell, Texas.

     Ted P. Stokely, 70 (Affiliated)

     Chairman of the Board of the Company (since January 1995). Mr. Stokely is General Manager (since January 1995) of ECF Senior Housing Corporation, a non-profit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a non-profit corporation; part-time unpaid Consultant (since January 1993) of Eldercare Housing Foundation, a non-profit corporation; General Manager (since April 2002) of Unified Housing Foundation, Inc., a non-profit corporation; Director and Chairman of the Board of ARI (since November 2002); and Director (since April 1990) and Chairman of the Board (since January 1995) of TCI. Mr. Stokely has been a director of the Company since April 1990.

The Board of Directors unanimous recommends a vote FOR
the election of all of the Nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     The Audit Committee has appointed Swalm & Associates, P.C. as the independent auditor of the Income Opportunity Realty Investors, Inc. for the 2004 fiscal year. The Company’s Bylaws do not require that stockholders ratify the appointment of Swalm & Associates, P.C. as the Company’s independent auditor. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent auditor next year, however, it is not bound by the stockholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

     A representative of Swalm & Associates, P.C. will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of
Swalm & Associates, P.C. as the Company’s independent auditor.

Changes in Registrant’s Certifying Accountant

     Effective July 1, 2003, the Board of Directors of the Company engaged the Plano, Texas firm of Farmer, Fuqua & Huff, P.C. as the independent accountant to audit the Company’s financial statements for the fiscal year ending December 31, 2003. During the Company’s two most recent fiscal years ended December 31, 2002 and any subsequent interim period, the Company did not consult with Farmer, Fuqua & Huff, P.C. or any of its members about the application of accounting principles to any specified transaction or any other matter. The engagement effective July 1, 2003 of Farmer, Fuqua & Huff, P.C. as a new independent accountant for the Company necessarily resulted in the termination or dismissal of the then principal accountant which audited the Company’s financial statements for the past two fiscal years ended December 31, 2001 and 2002, BDO Seidman, LLP. BDO Seidman, LLP made a fee proposal estimate the Company for 2003 which was greater than the fee proposal of Farmer, Fuqua & Huff, P.C. for the same work. During the Company’s two most recent fiscal years and any subsequent interim period through July 1, 2003, BDO Seidman, LLP’s report on the Company’s financial statements for those two years did not contain an adverse opinion or disclaimer of opinion, nor was such opinion qualified or modified as to uncertainty, audit scope or accounting principles, and no disagreement existed between the Company and BDO Seidman, LLP concerning any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The decision to change accountants was approved by the then Audit Committee of the Board of Directors of the Company which then consisted of Messrs. Ted P. Stokely, Earl D. Cecil (who resigned as a director on February 29, 2004) and Martin L. White (who resigned as a director on March 15, 2004).

     Effective June 1, 2004, Farmer, Fuqua & Huff, P.C. was engaged by the Audit Committees of two affiliates of the Company to serve as those entities’ independent accountant for the fiscal year ending December 31, 2004. By virtue of the other assignments for Farmer, Fuqua & Huff, P.C. with those affiliates of IOT, Farmer, Fuqua & Huff, P.C. suggested that perhaps another firm should handle the audit of IOT’s financial statements for the fiscal year ending December 31, 2004 and in fact recommended Swalm & Associates, P.C. The approval of the engagement of Swalm & Associates, P.C. was given by the Audit Committee of the Board of Directors of IOT effective June 1, 2004, and a Current Report on Form 8-K for event occurring May 31, 2004 was filed with the Securities and Exchange Commission (the “SEC”). However, it was discovered that Swalm & Associates, P.C. had not completed the registration process with the Public Company Accounting Oversight Board (“PCAOB”). Accordingly, on June 17, 2004, the Audit Committee of the Board of Directors (consisting of Messrs. Allard, Jakuszewski and Larsen) re-engaged Farmer, Fuqua & Huff, P.C. as the independent accountants for the Company. During the short period of time of engagement of Swalm & Associates, P.C. (from June 1, 2004 through June 17, 2004), Swalm & Associates, P.C. performed no work for the Company. In addition, during the Company’s two most recent fiscal years ended December 31, 2003, and any subsequent interim period through May 31, 2004, the Company did not consult with Swalm & Associates, P.C. or any of its members about the application of accounting principles to any specified transaction or any other matter.

     On July 19, 2004, the Company received notification that Swalm & Associates, P.C.’s registration with the PCAOB had become effective. Effective July 22, 2004, the Audit Committee (consisting of Messrs. Allard, Jakuszewski and Larsen) of the Board of Directors re-engaged the Plano, Texas firm of Swalm & Associates, P.C. as the independent accountant to audit the Company’s financial statements for the fiscal year ending December 31, 2004. The engagement effective July 22, 2004 of Swalm & Associates, P.C. as the independent accountant for the Company necessarily resulted in the termination or dismissal of the principal accountant which had audited the Company’s financial statements for the last fiscal year ended December 31, 2003, Farmer, Fuqua & Huff, P.C. During the Company’s most recent fiscal year and any subsequent interim period, Farmer, Fuqua & Huff, P.C.’s report on the Company’s financial statements for that year did not contain an adverse opinion or disclaimer of opinion nor was such opinion qualified or modified as to uncertainty, audit scope or accounting principles, and no disagreement existed between the Company and Farmer, Fuqua & Huff, P.C. concerning any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Fiscal Years 2002 and 2003 Audit Firm Fee Summary

     The following table sets forth the aggregate fees for professional services rendered to the Company for the years 2003 and 2002 by the Company’s principal accounting firm, BDO Seidman, LLP (January 2002 to June 2003) and Farmer Fuqua & Huff, P.C. (July 1, 2003 to December 31, 2003):

Type of Fees	2003		2002
Audit Fees	$53,407	(a)	$62,004
Audit-Related Fees	-0-		-0-
Tax Fees	2,000	(a)	2,950
All Other Fees	-0-		-0-

Total Fees:	$55,507		$64,954

     (a) The amount of audit fees paid to BDO Seidman, LLP for January to June 2003 was $10,269; the amount of audit fees paid to Farmer, Fuqua & Huff, P.C. for July through December 2003 was $43,237.87. All tax fees for 2003 were paid to Farmer, Fuqua & Huff, P.C.

     All services rendered by the principal auditors are permissible under applicable laws and regulations and were pre-approved by either the Board of Directors or the Audit Committee, as required by law. The fees paid the principal auditors for services as described in the above table fall under the categories listed below:

     Audit Fees. These are fees for professional services performed by the principal auditor for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filing or engagements.

     Audit-Related Fees. These are fees for assurance and related services performed by the principal auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by the principal auditor that are not required by statute or regulation and consulting on financial accounting/reporting standards.

     Tax Fees. These are fees for professional services performed by the principal auditor with respect to tax compliance, tax planning, tax consultation, returns preparation and review of returns. The review of tax returns includes the Company and its consolidated subsidiaries.

     All Other Fees. These are fees for other permissible work performed by the principal auditor that do not meet the above category descriptions.

     These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the principal auditor’s core work, which is the audit of the Company’s consolidated financial statements.

Report of the Audit Committee
Of the Board of Directors

     The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants.

     The Audit Committee’s job is one of oversight as set forth in its charter, a copy of which is attached as Appendix I. It is not a duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Management of the Company is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2003 fiscal year with management, and has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU SEC. 380) which includes, among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with representatives of the independent accountants their independence.

     Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of Swalm & Associates, P.C. as the Company’s independent auditors for fiscal year 2004.

AUDIT COMMITTEE

David E. Allard	Robert A. Jakuszewski	Peter L. Larsen

Pre-Approval Policy for Audit and Non-Audit Services

     Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent auditor is two-fold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor. To implement the provisions of the SO Act, the SEC issued rules specifying the types of services that an independent auditor may not provide to its audit client, and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee has adopted a pre-approval policy of audit and non-audit services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be pre-approved. A copy of the Policy is attached as Appendix II.

Consistent with the SEC rules establishing two different approaches to approving non-prohibited services, the policy of the Audit Committee covers pre-approval of audit services, audit-related services, international administration tax services, non-U.S. income tax compliance services, pension and benefit plan consulting and compliance services, and U.S. tax compliance and planning. At the beginning of each fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. Typically, in addition to the generally pre-approved services, other services would include due diligence for an acquisition that may or may not have been known at the beginning of the year. The Audit Committee has also delegated to any member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee responsibilities to pre-approve services to be performed by the independent auditor not exceeding $25,000 in value or cost per engagement of audit and non-audit services, and such authority may only be exercised when the Audit Committee is not in session.

Compensation Committee Report

     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company who are also officers or employees of Prime Income Asset Management LLC (“Prime”) are compensated by Prime. Such executive officers perform a variety of services for Prime, and the amount of their compensation is determined solely by Prime. Prime does not allocate the cash compensation of its officers among the various entities for which it may serve as advisor or sub-advisor. Prime contracts with SWI to provide certain services to the Company through SWI.

     The only remuneration paid by the Company is to the directors who are not officers or directors of SWI. These independent directors (i) review the business plan of the Company to determine that it is in the best interest of the stockholders, (ii) review the advisory contract, (iii) supervise the performance of the Company’s advisor and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed, (iv) review the reasonableness of the total fees and expenses of the Company, and (v) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired. See “Director Compensation” for a description of the compensation paid.

     The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company, if any, to certain designated officers and to make recommendations to the Board with respect to compensation policies, produce necessary reports and executive compensation for inclusion in the proxy statement, and to monitor the development and implementation of succession plans. The charter of the Compensation Committee was adopted on March 22, 2004, and the members of the Compensation Committee, all of whom are independent within the meaning of the listing standards of the American Stock Exchange and the Company’s corporate governance guidelines, are listed below. Since its formation on March 22, 2004, the Compensation Committee has not performed any task to report other than to review its existing charter.

COMPENSATION COMMITTEE

David E. Allard	Peter L. Larsen	Robert A. Jakuszewski

Compensation Committee Interlocks and Insider Participation

     The Company’s Compensation Committee is made up of non-employee directors who have never served as officers of, or been employed by the Company. None of the Company’s executive officers serve on a board of directors of any entity that has a director or officer serving on this Committee.

Executive Officers

     Executive officers of the Company are Mark W. Branigan, Executive Vice President – Residential, Louis J. Corna, Executive Vice President – Tax, General Counsel/Tax Counsel and Secretary, and Ken L. Joines, Executive Vice President and Chief Financial Officer. Messrs. Branigan and Corna are employed by Prime, and Mr. Joines is employed by SWI. None of the executive officers receive any direct remuneration from the Company, nor do any hold any options granted by the Company. Their positions with the Company are not subject to a vote of stockholders. The ages, terms of service and all positions and offices with the Company, Prime, BCM, SWI, other affiliated entities, other principal occupations, business experience and directorships with other publicly-held companies during the last five years or more are set forth below as to Messrs. Branigan and Corna. See Proposal 1 “Election of Directors” above for similar information concerning Ken L. Joines.

     Mark W. Branigan, 49

     Executive Vice President–Residential (since June 2001), Executive Vice President and Chief Financial Officer (August 2000 to June 2001), Vice President–Director of Construction (August 1999 to August 2000) of the Company, TCI, ARL and BCM; Director (September 2000 to June 2001) of the Company, TCI and ARL; Executive Vice President–Residential (since June 2003) of Prime and PIAMI; and Executive Vice President–Residential Asset Management (January 1992 to October 1997) of American Realty Trust, Inc. (“ART”); Real Estate Consultant (November 1997 to July 1999).

     Louis J. Corna, 56

     Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President (October 2001 to February 2004), Executive Vice President and Chief Financial Officer (June 2001 to October 2001) and Senior Vice President–Tax (December 2000 to June 2001) of the Company, TCI, ARL and BCM; Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President–Tax (July 2003 to February 2004) of Prime and PIAMI; Private Attorney (January 2000 to December 2000); Vice President–Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.; Vice President–Taxes (July 1991 to February 1998) of Whitman Corporation.

The Advisor

     Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, day-to-day operations are performed by a contractual advisor under the supervision of the Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources. The advisor also serves as a consultant to the Board of Directors in connection with the business plan and investment decisions made by the Board.

     SWI has served as the Company’s advisor since June 30, 2003. Prior to June 30, 2003, and since 1989, BCM had served as the advisor to the Company and its predecessors. SWI is 100% owned by Gene E. Phillips. Mr. Phillips is chairman, president, chief executive officer and a director of SWI, is involved in daily consultation with the officers of SWI and has significant influence over the conduct of SWI’s business, including the rendering of advisory services and the making of investment decisions for itself and the Company.

     Under the Advisory Agreement, SWI is required to annually formulate and submit for Board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity and other investments. SWI is required to report quarterly to the Board on the Company’s performance against the business plan. In addition, all transactions require prior Board approval, unless they are explicitly provided for in the approved plan or are made pursuant to authority expressly delegated to SWI by the Board.

     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that SWI shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing SWI’s liability for losses by the Company; and contains guidelines for SWI’s allocation of investment opportunities as among itself, the Company and other entities it advises.

     The Advisory Agreement provides for SWI to be responsible for the day-to-day operations of the Company and to receive an advisory fee comprised of a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% of the Company’s net income.

     The Advisory Agreement also provides for SWI to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by the Company during the fiscal year exceeds the sum of (1) the cost of each property as originally recorded in the Company’s books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned, and (3) all closing costs (including real estate commissions) incurred in the sale of such real estate. However, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8% simple annual return on the net investment, including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration, and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.

     Additionally, pursuant to the Advisory Agreement, SWI or an affiliate of SWI is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (i) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to non-affiliated brokers, or (ii) the compensation customarily charged in arm’s-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property, provided that the aggregate purchase price of each property (including acquisition fees and real estate brokerage commissions) may not exceed such property’s appraised value at acquisition.

     The Advisory Agreement requires SWI or any affiliate of SWI to pay the Company one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Company. However, the compensation retained by SWI or any affiliate of SWI shall not exceed the lesser of (i) 2% of the amount of the loan commitment, or (ii) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

     The Advisory Agreement also provides that SWI or an affiliate of SWI is to receive a mortgage or loan acquisition fee with respect to the purchase of any existing mortgage loan equal to the lesser of (i) 1% of the amount of the loan purchased, or (ii) a brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by the Company.

     Under the Advisory Agreement, SWI or an affiliate of SWI also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (i) 1% of the amount of the loan or the amount refinanced, or (ii) a brokerage or refinancing fee which is reasonable and fair under the circumstances. However, no such fee shall be paid on loans from SWI or an affiliate of SWI without the approval of the Board of Directors. No fee shall be paid on loan extensions.

     Under the Advisory Agreement, SWI is to receive reimbursement of certain expenses incurred by it in the performance of advisory services to the Company.

     Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by SWI if the Operating Expenses of the Company (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net asset value and net income of the Company during the fiscal year. SWI was required to refund $226,000 of the 2003 advisory fee under this provision.

     Additionally, if management were to request that SWI render services other than those required by the Advisory Agreement, SWI or an affiliate of SWI is separately compensated for such additional services on terms to be agreed upon from time to time. As discussed below, under Property Management, the Company has hired Triad Realty Services, Ltd. (“Triad”), an affiliate of BCM, to provide management for the Company’s properties and, as discussed below, under “Real

Estate Brokerage,” the Company has engaged Regis Realty I LLC (“Regis I”), a related party, on a non-exclusive basis to provide brokerage services for the Company. SWI may assign the Advisory Agreement only with the prior consent of the Company.

     The directors and principal officers of SWI are set forth below:

Name	Office(s)
Gene E. Phillips	Director, Chairman, President and Chief Executive Officer
Ken L. Joines	Director, Vice President, Treasurer and Secretary

Property Management

     Since February 1, 1990, affiliates of BCM have provided property management services. Currently, Triad provides such property management services for a fee of 6% or less of the monthly gross rents collected on residential properties and 3% or less of the monthly gross rents collected on commercial properties under its management. Triad subcontracts with other entities for the provision of the property-level management services to the Company at various rates. The general partner of Triad is BCM. The limited partner of Triad is Highland Realty Services, Inc., a related party. Triad subcontracted the property-level Management and leasing of five of the Company’s commercial properties to Regis Realty, Inc., a related party, which is a company owned by Highland Realty Services, Inc., until December 2002. Regis Realty, Inc. was entitled to receive property and construction management fees and leasing commissions in accordance with its property-level management agreement with Triad until December 2002. Since January 1, 2003, Regis I has provided these services. The sole member of Regis I is Highland Realty Services, Inc.

Real Estate Brokerage

     Regis Realty, Inc. provided real estate brokerage services to the Company (on a non-exclusive basis), until December 2002. Since January 1, 2003, Regis I has provided these services. Regis Realty, Inc. was, and Regis I is, entitled to receive a real estate commission for property purchases and sales in accordance with a sliding scale of total fees to be paid (i) maximum fee of 4.5% on the first $2 million of any purchase or sale transaction of which no more than 3.5% would be paid to Regis Realty, Inc. or affiliates; (ii) maximum fee of 3.5% on transaction amounts between $2 million and $5 million, of which no more than 3% would be paid to Regis I or affiliates; (iii) maximum fee of 2.5% on transaction amounts between $5 million and $10 million, of which no more than 2% would be paid to Regis I; and (iv) maximum fee of 2% on transaction amounts in excess of $10 million, of which no more than 1.5% would be paid to Regis I or affiliates.

Certain Relationships and Related Transactions

Certain Business Relationships

     In February 1989, the Board of Directors of the predecessor of the Company voted to retain BCM as the predecessor’s advisor. BCM is a company of which Messrs. Mark W. Branigan and Louis J. Corna serve as executive officers. BCM is indirectly owned by a trust for the children of Gene E. Phillips. Mr. Phillips is not an officer or director of BCM but serves as a representative of the trust, is involved in daily consultation of the officers of BCM and has significant influence over the conduct of BCM’s business, including the rendering of advisory services and the making of investment decisions for itself and for the Company. On June 30, 2003, BCM ended its advisory agreement with the Company. SWI has served as the Company’s advisor since July 1, 2003. SWI is owned by Gene E. Phillips. Mr. Phillips is Chairman, President, Chief Executive Officer and a director and is involved in daily consultation with the officers of SWI and has significant influence over the conduct of SWI’s business, including the rendering of advisory services and the making of investment decisions for itself and for the Company.

     Since February 1, 1991, affiliates of BCM have provided property management services to the Company and its predecessor. Currently, Triad Realty Services, Ltd. (“Triad”) provides such property management services. The general partner of Triad is BCM. The limited partner is Highland Realty Services, Inc., a related party. Triad subcontracted the property-level management and leasing of five of the Company’s commercial properties to Regis Realty, Inc., a related party which is a company owned by Highland Realty Services, Inc. until December 2002; since January 1, 2003, Regis Realty I LLC has provided this service. Regis Realty I LLC is a limited liability company, the sole member of which is Highland Realty Services, Inc.

     Affiliates of BCM have also provided brokerage services, on a non-exclusive basis, for the Company and received brokerage commissions in accordance with a brokerage agreement. Currently, Regis Realty I LLC performs such brokerage services for the Company.

     Messrs. Mark W. Branigan and Louis J. Corna are employed by Prime Income Asset Management LLC (“Prime”), the sole member of which is Prime Income Asset Management, Inc., a Nevada corporation (“PIAMI”), which is owned by Realty Advisors, Inc. (79%) and SWI (21%). Ken L. Joines is employed by SWI. Messrs. Branigan and Corna, executive officers of the Company, also serve as executive officers of ARI and TCI, and accordingly owe fiduciary duties to those entities as well as the Company. Ted. P. Stokely, who serves as a director of ARI, and TCI owes fiduciary duties to TCI and ARI, as well as the Company under applicable law.

Related Party Transactions

     Historically, the Company has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated third parties.

     In January 2002, the Company purchased 100% of the outstanding common shares of Rosedale Corporation (“Rosedale”), a wholly-owned subsidiary of ARI, a related party, for $5.1 million cash. Rosedale owned the 83,331 square feet Rosedale Towers Office Building in Roseville, Minnesota. ARI guaranteed that the asset would produce at least a 12% return annually of the purchase price for a period of three years from the purchase date. If the asset failed to produce the 12% return, ARI shall pay the Company for any shortfall. Management classified this related party transaction as a note receivable from ARI. In the first quarter of 2002, after reviewing the property’s fair market value after costs to sell, even though ARI has guaranteed the 12% return, the Company recognized a provision for loss on the note receivable of $767,000. In December 2002, the Rosedale Towers Office Building was sold for $7.2 million. The Company received $3.5 million of the proceeds after the payment of the first lien debt and various closing costs. The Company recognized an additional loss of $801,000 on its note.

     In February 2002, the Company funded a $2 million mortgage loan as a participation agreement with TCI, a related party. The loan was secured by a second lien on a retail center in Montgomery County, Texas. The note receivable bore interest at 16% per annum, required monthly interest-only payment of $47,000 and matured in February 2002. In February 2002, the loan was extended until April 2002. In April 2002, the Company extended the loan until July 2002, receiving $8,500 as an extension fee. In July 2002, the loan was extended until September 2002, with the Company receiving $8,500 as an extension fee. Also in July 2002, the Company received a $500,000 principal paydown on the note. In August 2002, the note was paid off, including accrued but unpaid interest.

     On December 30, 2003, a Promissory Note in the amount of $6.3 million given by Housing for Seniors of Humble (“Housing”) to NLP Lakeshore Villas LLC (“NLP”) was assigned from ARI to the Company. On December 30, 2003, a Promissory Note in the amount of $2 million given by Housing to NLP was assigned from ARI to the Company. These assignments were payments on certain intercompany receivables due to the Company.

     On December 18, 2003, the Company purchased 100% of the outstanding common shares of Transcontinental Brewery Corporation (“Brewery”), a wholly-owned subsidiary of TCI, a related party, for $4 million for a reduction of intercompany debt in the same amount. Brewery owns the 19.96 acres of land and the 133,000 square feet Eagle Crest Warehouse Building in Farmers Branch, Texas.

     On December 18, 2003, the Company purchased 100% of the outstanding common shares of Transcontinental Treehouse Corporation (“Treehouse-IR”), a wholly-owned subsidiary of TCI, for $7.5 million for a reduction of intercompany debt in the amount of $2.4 million subject to mortgage lien in the amount of $5.1 million. Treehouse-IR owns the 153,076 square feet Treehouse Apartments Building in Irving, Texas.

     On December 18, 2003, the Company purchased 100% of the outstanding common shares of Transcontinental Parkway Corporation (“Parkway”), a wholly-owned subsidiary of TCI, for $4 million for a reduction of intercompany debt in the amount of $2.4 million subject to mortgage lien in the amount of $1.6 million. Parkway owns the 28,374 square feet Parkway Shopping Center in Dallas, Texas.

     The Company is a partner with TCI in Nakash Income Associates nd TCI Eton Square, L.P. TCI owns 345,728 shares of Common Stock of the Company (approximately 24%).

     In 2003, the Company paid SWI and its affiliates and related parties $425,000 in advisory fees, $130,000 in net income fees, $547,000 in mortgage brokerage and equity refinancing fees, and $325,000 in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors other than Regis. In addition, from time to time, the Company has made advances to SWI which generally have not had specific repayment terms and have been reflected in the Company’s financial statements as other assets or other liabilities from affiliates. At December 31, 2003, the Company had advanced SWI $432,000, ARI $367,000 and TCI $261,000, respectively.

Restrictions on Related Party Transactions

     Article FOURTEENTH of the Company’s Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of the Company, (2) any director, officer or employee of the advisor, (3) the advisor, or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Company’s Board of Directors or the appropriate committee thereof, and (b) the Company’s Board of Directors or appropriate committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon. Article FOURTEENTH defines an “Independent Director” as one who is neither an officer or an employee of the Company, nor a director, officer or employee of the Company’s advisor.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on shares of Common Stock of the Company with the Dow Jones US Total Market Index (“DJ Total Market Index”) and the Dow Jones Real Estate Investment Index (“DJ Real Estate Index”). The comparison assumes that $100 was invested on December 31, 1998, in shares of Common Stock of the Company, and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.

OTHER MATTERS

     The Board of Directors knows of no other matters that may be properly or should be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

FINANCIAL STATEMENTS

     The audited financial statements of the Company, in comparative form for the years ended December 31, 2003 and 2002 are contained in the 2003 Annual Report to Stockholders, which is being delivered with this proxy statement. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF INCOME OPPORTUNITY REALTY INVESTORS, INC. The cost of soliciting proxies will be born by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication.

FUTURE PROPOSALS OF STOCKHOLDERS

     Stockholder proposals for our Annual Meeting to be held in 2005 must be received by us by December 31, 2004, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

     COPIES OF INCOME OPPORTUNITY REALTY INVESTORS, INC.’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INCOME OPPORTUNITY REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234, ATTN: DIRECTOR OF INVESTOR RELATIONS.

     Dated: July 30, 2004.

By order of the Board of Directors,

/s/ Louis J. Corna
Louis J. Corna, Executive Vice President,
General Counsel, Tax Counsel and Secretary

APPENDIX I

INCOME OPPORTUNITY REALTY INVESTORS, INC.
AUDIT COMMITTEE CHARTER

Organization

     The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Each member of the Audit Committee must be determined to be independent under the American Stock Exchange (“AMEX”) standards and must meet the additional requirements under the Exchange Act. Under these requirements, an Audit Committee member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than director fees. Also, an Audit Committee member may not be an affiliated person of the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independent from management and the Company. All Audit Committee members will be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by the SEC.

Statement of Policy

     The Audit Committee shall provide assistance to directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditors. In so doing, it is the responsibility of the audit committee to maintain free and open communication among the directors, the independent auditors and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

Responsibilities

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.

     The following is a listing of the Audit Committee’ responsibilities:

     General

1.	Obtain annually the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate.

2.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

3.	Report the results of the annual audit to the Board of Directors.

4.	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside legal, accounting or other advisors for this purpose if, in its judgment, that is appropriate.

5.	Review, consider and authorize any proposal to hire employees or former employees of the independent auditors.

6.	Monitor procedures for the receipt, retention and treatment of complaints received from employees regarding accounting, internal control or auditing matters, including the confidential and anonymous submission by employees regarding questionable accounting or auditing practices.

7.	Include a report of the Audit Committee in the proxy statement.

8.	On an annual basis, conduct a self evaluation.

Meetings and Communications

9.	Hold regularly scheduled meetings.

10.	Periodically, the Committee will meet privately with the independent auditors, with the Company’s Chief Financial Officer and with the Company’s internal auditor to discuss issues and concerns warranting Committee attention.

11.	Review the financial statements contained in the annual report to the shareholders. Discuss such annual report with management and the independent auditors, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principals and disclosure practices, and discuss other matters required to be communicated to the Committee by the auditors.

12.	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

13.	Review, in general, earnings press releases, quarterly filings, and financial information and earnings guidance provided to analysts and rating agencies.

14.	Discuss policies with respect to risk assessment and risk management.

     Independent Auditors

15.	The Committee shall be directly responsible for the appointment, termination, compensation and oversight of the independent auditors, including resolution of any disagreements between management and the independent auditors. The Committee will have a clear understanding with the independent auditors that they are ultimately accountable to the Audit Committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

16.	Preapprove all audit and non-audit services provided by the independent auditors, with appropriate pre-approval authority delegated to the Audit Committee Chairperson. Any decisions of the Audit Committee Chairperson will be presented to the full Audit Committee at its next regularly scheduled meeting.

17.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized. At the conclusion thereof, the results of such audit or reviews, including any audit problems or difficulties, any comments or recommendations of the independent auditors, along with management’s responses to these issues, shall be communicated to the Committee.

18.	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, such annual written communication will describe any issue that would materially affect the independent auditors’ ability to effectively provide services to the Company and render an audit opinion. Obtain and review at least annually a report from the independent auditors describing that firm’s internal quality-control procedures; any material issues raised by the most recent quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and steps taken to deal with any such issues.

19.	On an annual basis, evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor. Assure the regular rotation of the lead audit partner as required by law. Periodically consider and evaluate the prudence of rotation of the independent auditor. Present conclusions to the Board of Directors.

APPENDIX II

INCOME OPPORTUNITY REALTY INVESTORS, INC.
PREAPPROVAL POLICY FOR AUDIT AND NON-AUDIT SERVICES

     Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent auditor is twofold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor.

     To implement the provisions of the SO Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee is adopting this preapproval policy of Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be preapproved.

Prohibited Non-Audit Services by the Independent Auditor.

     The Securities Exchange Act of 1934 (the “Exchange Act”) has been amended to prohibit the Company from engaging the independent auditor to perform the following types of services, all of which may be deemed to be prohibited activities:

•	bookkeeping or other services related to the accounting records or financial statements of the audit client.

•	financial information systems design and implementation.

•	appraisal or evaluation services, fairness opinions or contribution-in-kind reports.

•	actuarial services.

•	internal audit out-sourcing services.

•	management functions or human resources.

•	broker or dealer, investment adviser, or investment banking services.

•	legal services and expert services unrelated to the audit.

•	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-Prohibited Services.

     The SEC’s rules establish two different approaches to preapproving non-prohibited services. Proposed non-prohibited services may be preapproved either by the Audit Committee agreeing to a general framework with descriptions of allowable services (“general preapproval”) or by the Audit Committee prepapproving specific services (“specific preapproval”). The Company’s Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to preapprove services that may be performed by the independent auditor. As set forth in this policy, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor.

Services Subject to General Preapproval.

     The following types or categories of services are hereby given general preapproval:

     Audit Services. The annual audit services engagement scope and terms will be subject to the general preapproval of the Audit Committee. Audit services include auditing of the annual financial statements (including required quarterly reviews), and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. Audit services also include the attestation engagement for the independent auditor’s report on management’s assertion on internal controls for financial reporting. Audit services also include financial or statutory audits for subsidiaries of the Company, consultations related to accounting, financial reporting or disclosure matters, SEC registration statements, periodic reports and other documents filed with the SEC, comfort letters and consents and other associated services. Audit-related services include audits of employee benefit plans, due diligence services pertaining to potential business acquisitions/dispositions, internal control reviews and other attestation services. The Audit Committee will monitor the audit services engagement throughout the year and will also approve, if necessary, any changes in terms and conditions resulting from changes in audit scope, Company structure or other items. The Audit Committee will request that the audit engagement letter with the independent auditor be addressed to the Chairman of the Audit Committee and that the Chairman of the Audit Committee execute the engagement letter on behalf of the Company.

     Audit-Related Services. Audit-related services are assurances and related services that are recently related to the performance of the audit or review of the financial statements (including research and consultation regarding accounting and financial reporting transactions). The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, and therefore, the Audit Committee will grant general preapproval to substantially all audit-related services.

     International Administration Tax Services. The independent auditor can provide international administration and tax services, such as tax compliance, tax planning, tax advice, and related support services without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to international administration and tax services that have generally been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

     Non-U.S. Income Tax Compliance Services. The independent auditor can provide non-U.S. income tax compliance services to the Company without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to the tax compliance services that have generally been provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.

     Pension and Benefit Plan Consulting and Compliance Services. The independent auditor can provide pension and benefit plan consulting and compliance services without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to the pension and benefit plan consulting and compliance services generally provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor and that are consistent with the SEC rules on auditor independence.

     U.S. Tax Compliance and Planning. U.S. federal, state and local tax compliance and planning, as well as U.S. federal, state or international transfer pricing advice or documentation and tax compliance can be provided by the independent auditor to the Company without impairing the auditor’s independence. Therefore, the Audit Committee will grant general preapproval to tax compliance and planning services that have been historically provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

Services Subject to Specific Preapproval.

     The following items are subject to specific preapproval and engagement by the Audit Committee.

     Preparation of Statutory Accounts and Tax Planning Services - Non-U.S. The Audit Committee believes that there exists the potential for impairment of auditor independence or for an overlap with prohibited services for certain tax planning services and for preparation of non-U.S. statutory accounts. Accordingly, specific preapproval will be required for these services in order for the Audit Committee to have an opportunity to review the scope of work to be provided by the auditor in connection with these services.

     Other Services. All other services not described in “Services Subject to General Preapproval” above shall be subject to specific preapproval and engagement by the Audit Committee.

Delegation.

     As provided in the SO Act and the SEC’s rules, the Audit Committee may delegate either type of preapproval authority to its chairperson or any other Audit Committee member or members. The member to whom such authority is delegated shall report for informational purposes only any preapproval decisions to the Audit Committee at its next meeting. The Audit Committee will not delegate to management the Audit Committee’s responsibilities to preapprove services performed by the independent auditor. Any preapproval of services under this delegated authority to either a member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee shall not exceed $25,000 in value or cost per engagement of audit and non-audit services, and the authority may only be exercised when the Audit Committee is not in session.

Procedures.

     The procedures the Audit Committee will employ in implementing this policy are as follows:

     (a) In advance of the Fall Audit Committee meeting each year, the Chief Financial Officer and independent auditor shall jointly submit to the Audit Committee a schedule of audit, audit-related, tax and other non-audit services that are subject to general preapproval. Such schedule will be in a format to be determined but shall include a time line covering the performance of the work.

     (b) The Audit Committee will review and approve the types of services and review the projected fees for the next fiscal year at its regularly scheduled Fall meeting. The fee amounts on such schedule will be updated as necessary and at any subsequent Audit Committee meetings. Additional preapproval will be required if actual fees for a service are expected to exceed 9% of the originally-preapproved amount. This additional preapproval should be obtained in the same manner as a specific preapproval described below.

     (c) If, subsequent to the general preapproval of scheduled services by the Audit Committee, the Company through management would like to engage the independent auditor to perform a service not included on the general preapproval schedule, a request should be submitted to the general counsel and the principal executive officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly-scheduled Audit Committee meeting. If the timing for the service needs to commence before the next

Audit Committee meeting, the chairperson of the Audit Committee, or any other member of the Audit Committee designated by the Audit Committee can provide specific preapproval.

     (d) Approval by the Audit Committee for the auditor to perform any non-audit service does not require that management engage the Company’s independent auditor to perform those services. Management may seek to engage other third parties to perform non-audit services for which the Audit Committee has given preapproval to be performed by the independent auditor.

     (e) Once preapproval has been obtained from the Audit Committee for services to be performed by the independent auditor, the appropriate management member may engage the auditor and execute any necessary document for the performance of non-audit services within the scope of the preapproval.

ANNUAL MEETING OF STOCKHOLDERS OF

INCOME OPPORTUNITY REALTY INVESTORS, INC.

September 16, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

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The Board of Directors of Income Opportunity Realty Investors, Inc. recommends approval of all nominees for election as directors and a vote FOR ratification of the appointment of Swalm & Associates, P.C. as independent auditors.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:

☐	FOR ALL NOMINEES	O David E. Allard
O Robert A. Jakuszewski
☐	WITHHOLD AUTHORITY	O Ken L. Joines
	FOR ALL NOMINEES	O Peter L. Larsen
O Ted P. Stokely
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of Swalm & Associates, P.C. as Independent Auditors	☐	☐	☐

3.	In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF SWALM & ASSOCIATES, P.C. AS INDEPENDENT AUDITORS. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THI PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

Signature of Stockholder                                        Date:                     Signature of Stockholder                                        Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY
INCOME OPPORTUNITY REALTY INVESTORS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 16, 2004.

     The undersigned stockholder of INCOME OPPORTUNITY REALTY INVESTORS, INC. hereby appoints TED P. STOKELY and LOUIS J. CORNA, and each of them proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of INCOME OPPORTUNITY REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, September 16, 2004 at 2:15 p.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side hereof, for the transaction of such business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the August 6, 2004 Proxy Statement for said meeting.

(continued and to be signed and dated on the other side)